UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 31, 2014
ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky
(State or other jurisdiction of incorporation)

1-32532	20-0865835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
P.O. Box 391
Covington, Kentucky  41012-0391
Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets

On July 31, 2014, Ashland Inc. (“Ashland”) completed the previously announced sale of its water technologies business conducted by the segment of Ashland known as “Ashland Water Technologies” (the “Business”) to an entity formed and controlled by an affiliate of Clayton, Dubilier & Rice, LLC pursuant to the terms of the Sale and Asset Purchase Agreement, dated February 18, 2014, as amended from time to time (the “Agreement”), by and between Ashland and Solenis International, L.P. (f/k/a CD&R Seahawk Bidco, LLC) (the “Buyer”) for a purchase price of approximately $1,790 million in cash, plus the assumption of certain liabilities of the Business as specified in the Agreement.  The purchase price is subject to post-closing adjustments for (i) changes in Net Working Capital (as defined in the Agreement) of the Business from a specified target, (ii) changes in Net Indebtedness (as defined in the Agreement) of the Business and (iii) unfunded pension liabilities for certain pension obligations that will be assumed by the Buyer. Ashland will file the financial information required by Item 9.01(b) of Form 8-K within four business days of July 31, 2014.

The closing of the Business is discussed further in the news release attached hereto as Exhibit 99.1 and incorporated by reference herein.   The above description of the Agreement and the sale of the Business does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is filed as Exhibit 2.1 to Ashland’s Current Report on Form 8-K filed on February 24, 2014 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits
99.1	News Release dated August 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC.
(Registrant)

August 1, 2014	/s/ Peter J. Ganz
Peter J. Ganz
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit                      Description

99.1	News Release dated August 1, 2014.